Exhibit 99.1

NEWS RELEASE

CONTACT:	MARK THOMAS
MANAGER OF INVESTOR RELATIONS
(281) 921-6400

Release #14-11

CARBO ANNOUNCES SECOND QUARTER 2014 EARNINGS

Conference Call Scheduled for Today, 10:30 a.m. Central Time

•	Quarterly revenues of $176.6 million compared to $153.7 million in the second quarter of the prior year

•	Net income of $23.0 million, or $1.00 per share, for the quarter

•	First production commenced at Millen Line 1, currently ramping up to capacity levels

•	Quarterly dividend was raised 10 percent and marks the 14th consecutive year of a dividend increase

HOUSTON, TX (July 31, 2014) – CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $23.0 million, or $1.00 per share, on revenues of $176.6 million for the quarter ended June 30, 2014.

President and CEO Gary Kolstad commented, “The CARBO production enhancement business, based upon our Design, Build, and Optimize the FracTM technologies, strengthened in the second quarter of 2014. We were pleased to achieve 19 percent sequential revenue growth.

“We gained new clients in several oil and gas basins, where operators utilized the integrated technologies of the Design, Build, and Optimize the Frac platform and achieved exceptional well production results. STRATAGEN® engineers using FRACPRO® to design and optimize fracs, coupled with our high quality, high conductivity ceramic proppant has led to higher production, EUR and ROI for the operators.

“Ceramic proppant sales volumes increased sequentially, as fracturing activity rebounded from first quarter’s harsh weather conditions and rail-related logistical challenges. Ceramic proppant demand exceeded our second quarter capacity which necessitated our dipping into finished goods inventory. We have also continued to see growth from clients that have become more aware of the negative impact that low quality, Chinese ceramic proppant can have on their well production. Pricing for CARBO ceramic proppant was relatively stable during the quarter.

“We are excited to announce that Millen Line 1 is now operational. Once it reaches its stated capacity, our total annual ceramic capacity will be two billion pounds. Construction also continues on Millen Line 2 and the retrofit of an existing plant to our new proppant technology, KRYPTOSPHERETM.

“We are continuing to build out our distribution network as we grow and should start seeing benefits in the second half of the year. We believe these investments should help address the distribution challenges resulting from quarterly fluctuations in industry activity, and the increased amount of proppant being used per well.

“Developing production enhancement technologies that improve well production and EUR remains the core element of our strategy. The latest CARBO production assurance technology, SCALEGUARD®, was pumped during the quarter in a number of wells, with very positive initial results. SCALEGUARD is a ceramic proppant, infused with scale-inhibiting chemical that is placed throughout the fracture as part of the standard fracturing process. This proppant-delivered technology affords our clients long-term protection against scaling, compared to alternative products available today which provide a much shorter-term benefit.

CARBO Ceramics Second Quarter 2014 Earnings Release

July 31, 2014

“The Board of Directors recently approved a 10 percent increase in our quarterly dividend. This marks the fourteenth consecutive year of increases and reflects the Board’s continued confidence in the long-term prospects for CARBO, and a commitment to increase value for our shareholders as we execute on our long-term growth strategies,” Mr. Kolstad said.

Second Quarter Results

Revenues for the second quarter of 2014 increased 15 percent, or $22.8 million, compared to the second quarter of 2013. The increase is mainly attributable to an increase in proppant sales volumes, as specified in the table below.

Operating profit for the second quarter of 2014 increased 43 percent, or $10.2 million, compared to the second quarter of 2013. The increase is primarily the result of higher ceramic sales volumes and a favorable ceramic product mix, net of higher SG&A expenses.

Net income for the second quarter of 2014 increased 41 percent, or $6.7 million, compared to the second quarter of 2013.

Proppant Sales Volumes (in million lbs)	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013
Ceramic	454	378
Resin-Coated Sand (RCS)	43	68
Northern White Sand	271	11

Total	768	457

Technology and Business Highlights

•	A Permian Basin operator has significantly enhanced well production by utilizing the integrated technologies of the Design, Build, and Optimize the Frac platform to maximize production. When the operator began working with CARBO, the focus was on improving ultimate recovery by optimizing the fracture design. Today, the company is also utilizing STRATAGEN consulting services and CARBOLITE®, a high-performance, low-density ceramic proppant, to increase their ROI.

•	In the Bone Springs play of the Permian basin, an independent operator was using resin-coated sand in their well stimulation program. Recently, the operator replaced the resin-coated sand with CARBOECONOPROP®, a low-density ceramic proppant, and significantly enhanced production due to improved conductivity.

•	CARBONRT® momentum continues with its use in unique applications and expansion into new markets. This non-radioactive detectable technology was employed in a North American well to verify that the well casing remained isolated from a nearby water treatment facility, ensuring regulatory compliance. Also, CARBONRT was used in Argentina to measure the propped fracture height and confirm confinement of the hydraulic fracturing treatments within target boundaries. CARBONRT has now been employed for fracture diagnostics in 16 countries.

•	In the Rockies, SCALEGUARD was successfully pumped as part of the standard fracturing process in several wells during the quarter. SCALEGUARD provides long-term protection against scale formation while maintaining maximum fracture conductivity. The operator was pleased with the very positive initial results and is planning additional wells utilizing SCALEGUARD services.

•	FRACPRO released the iPhone version of their FRACPRO REMOTE app. This application, now for all iOS devices, allows users to connect remotely to a frac job and receive data in real time.

CARBO Ceramics Second Quarter 2014 Earnings Release

July 31, 2014

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “The third quarter has recently been the most active quarter in the year for the industry in North America. We believe our ceramic proppant sales volumes will approximate our quarterly productive capacity with the possibility of drawing down some finished goods inventories, which are at a lower level than last year. We anticipate pricing for ceramic proppant to remain relatively stable during the third quarter of 2014.

“Millen Line 1 production is ramping up, and we expect to be at full rate by the end of the third quarter of 2014. Construction on Millen Line 2 and the retrofit of an existing plant to produce KRYPTOSPHERE LD are proceeding well, and both are expected to be completed by the end of the second quarter of 2015. The completion of Millen Line 2 will take our total annual ceramic proppant capacity to 2.25 billion pounds and, in combination with Millen Line 1, will result in an increase to our ceramic proppant capacity of 29 percent in approximately one year. We continue to believe there is increasing demand for high quality, high conductivity ceramic proppant, which provides us with confidence in bringing on additional ceramic proppant capacity.

“Distribution of proppant to the well site remains an important part of the CARBO service offering to our clients. A recent challenge the industry is facing is a tight supply of trucking services in certain areas to transport proppant to the well site. Given this industry issue, we may likely face increased transportation costs and delivery issues.

“We continue to build inventories of KRYPTOSPHERE HD, our new ultra-conductive, high density ceramic proppant for deep well applications. Completion activity in our target market for KRYPTOSPHERE HD, the Gulf of Mexico, continues to be delayed. While ultimately this timing is out of our control, we are optimistic that opportunities for lower tertiary completions will increase in 2015.

“Going forward, we remain excited not only about the advancements we are making in proppant technology with KRYPTOSPHERE but also in the production enhancement technologies we are developing in our three platforms: Production Assurance, Flow Enhancement and Fracture Evaluation. Using proppant as the delivery mechanism for these technologies is unique, as it is the one thing that stays in the reservoir for the life of the well. We see significant opportunities to leverage our proppant-delivered technologies to solve production-related problems, maximize production, increase EUR, and provide valuable information about the reservoir,” Mr. Kolstad concluded.

Conference Call

As previously announced, a conference call to discuss the CARBO second quarter results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern). Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference through the following link:

http://dpregister.com/10047976

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (866) 652-5200 (for U.S. and Canadian callers) or (412) 317-6060 (for locations outside North America) and ask for the “CARBO Ceramics” call. The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through August 4, 2014, at 9:00 a.m. Eastern Time. To access the replay from the U.S. and Canada, please dial 1-877-344-7529; international callers outside North America should dial 1-412-317-0088. Please reference conference number 10047976. Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

CARBO Ceramics Second Quarter 2014 Earnings Release

July 31, 2014

About CARBO

CARBO is an oilfield services technology company providing industry-leading products and services for:

Production Enhancement

Our Production Enhancement businesses increase E&P Operators’ Production and EUR…by providing industry leading technology to Design, Build, and Optimize the FracTM.

Environmental Services

Our Environmental Services business protects E&P Operators’ assets, minimizes environmental risk, and lowers operating costs (LOE).

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the cost of raw materials and natural gas used in manufacturing our products, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing, distribution and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.

- tables follow -

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$176,561	$153,744	$325,125	$301,402
Cost of sales	122,913	114,411	227,113	219,684

Gross profit	53,648	39,333	98,012	81,718
SG&A and other operating expenses	18,728	15,457	35,681	32,451
Start-up costs	811	—	811	—

Operating profit	34,109	23,876	61,520	49,267
Other income, net	200	212	292	325

Income before income taxes	34,309	24,088	61,812	49,592
Income taxes	11,292	7,781	20,368	15,709

Net income	$23,017	$16,307	$41,444	$33,883

Earnings per share:
Basic	$1.00	$0.71	$1.79	$1.47

Diluted	$1.00	$0.71	$1.79	$1.47

Average shares outstanding:
Basic	22,948	22,953	22,948	22,972

Diluted	22,948	22,953	22,948	22,972

Depreciation and amortization	$11,903	$11,486	$23,706	$23,394

Balance Sheet Information

	June 30, 2014	December 31, 2013
	(In thousands)
Assets
Cash and cash equivalents	$46,379	$94,250
Other current assets	284,972	277,132
Property, plant and equipment, net	544,743	478,535
Goodwill	12,164	12,164
Intangible and other assets, net	17,103	16,870

Total assets	$905,361	$878,951

Liabilities and Shareholders’ Equity
Current liabilities	$57,275	$56,688
Deferred income taxes	54,473	53,676
Shareholders’ equity	793,613	768,587

Total liabilities and shareholders’ equity	$905,361	$878,951